The Bancorp, Inc. Reports First Quarter 2012 Financial Results

Wilmington, Delaware – April 24, 2012 – The Bancorp, Inc. ("Bancorp") (NASDAQ: TBBK), a financial holding company, today reported financial results for the quarter ended March 31, 2012.

Financial Highlights

•
Net income for the first quarter of 2012 increased by 48%, to $4.0 million compared to $2.7 million in the same quarter of 2011.  Diluted earnings per share for the first quarter of 2012 increased to $0.12 on 33.1 million shares versus $0.10 on 28.1 million shares in the same quarter of 2011.

Key factors driving these results were:

•	90% increase in quarterly prepaid card fees to $9.0 million compared to $4.8 million in first quarter 2011.

•	15% increase in quarterly net interest income to $20.9 million compared to $18.2 million in first quarter 2011.

•
58% increase in quarterly non-interest income (including prepaid card fees) to $12.3 million compared to $7.7 million in first quarter 2011 excluding security gains and other than temporary impairment (OTTI).

•	At March 31, 2012 the portfolio of loans and securities had grown to $2.2 billion, an increase of $323 million, or 17% over first quarter 2011. Outstanding loans increased 7% over that period.

•
Average deposits for first quarter 2012 totaled $3.8 billion, an increase of $1.1 billion or 39% over 2011,   reflecting growth in all major deposit categories. The interest paid on deposits between those respective periods decreased to 0.29% from 0.38%.

Betsy Z. Cohen, Bancorp’s Chief Executive Officer, said, “First quarter 2012 saw a continuation in our earnings growth as a result of significant increases in both our non-interest and net-interest income.  Quarterly net income of $4.0 million was achieved notwithstanding $1.5 million of other real estate owned (OREO) charges and an increase in the loan loss provision. Adjusted operating earnings, a non-GAAP measure, increased to $12.9 million, a $4.0 million, or 44% increase over the prior year period. Our position as a leader in the prepaid card space continues to drive the increase in non-interest income.  On the asset side, we grew our loans 7% over the year in a difficult lending environment. We continue to target what we believe to be lower risk assets including Small Business Administration (SBA) loans, security backed lines of credit and vehicle fleet leasing. Leasing balances grew 21% over the year to $130 million and we have recently added relationships which should result in additional security backed line of credit balances.  The Company is well capitalized, and book value per share increased from $7.76 at March 31, 2011, to $8.41, or an increase of 8%. We note that our leverage capital ratio was distorted during the quarter as a result of the seasonal deposits referenced earlier, and that we expect that the ratio will increase next quarter as these balances terminate. ”

Financial Results

Bancorp reported net income available to common shareholders for the three months ended March 31, 2012 of $4.0 million or diluted earnings per share of $0.12, based on 33,107,037 weighted average shares outstanding, compared to net income available to common shareholders of $2.7 million or diluted earnings per share of $0.10, based on 28,058,333 weighted average shares outstanding, for the three months ended March 31, 2011.  Adjusted operating earnings, a non-GAAP measure, increased to $12.9 million for the three months ended March 31, 2012 compared to $8.9 million for the three months ended March 31, 2011.  The following is a reconciliation of adjusted operating earnings to net income available to common shareholders (for the three month period):

	March 31,	March 31,
	2012	2011

Net income available to common shareholders	$3,972	$2,688
Income tax expense	2,227	1,431
Other than temporary impairment in securities	-	75
Losses and write downs on other real estate owned	1,451	52
Provision for loan and lease losses	5,220	4,672
Adjusted operating earnings (1)	$12,870	$8,918

(1)
As a supplement to GAAP, Bancorp has provided this non-GAAP performance result. The Bancorp believes that this non-GAAP financial measure is useful because it allows investors to assess its operating performance.  Management utilizes adjusted operating earnings to measure the combined impact of changes in net interest income, non-interest income and certain other expenses.  Other companies may calculate adjusted operating earnings differently.  Although this non-GAAP financial measure is intended to enhance investors’ understanding of Bancorp’s business and performance, it should not be considered, and is not intended to be, a substitute for GAAP.

Balance Sheet Summary

At March 31, 2012, Bancorp's total assets were $4.1 billion, an increase of $1.3 billion or 45% over total assets at March 31, 2011. During that period, investments increased to $500 million, an increase of $211 million or 73%; loans increased to $1.7 billion, an increase of $113 million or 7%; and deposits increased to $3.8 billion, an increase of $1.2 billion or 49%. Total assets increased compared to March 31, 2011, primarily as a result of deposit growth.

Conference Call Webcast

You may access the LIVE webcast of Bancorp's Quarterly Earnings Conference Call at 8:30 AM EDT Wednesday, April 25, 2012 by clicking on the webcast link on Bancorp's homepage at www.thebancorp.com. Or, you may dial 888.268.4176, access code 16809756.  You may listen to the replay of the webcast following the live call on Bancorp's investor relations website or telephonically until Wednesday, May 2, 2012 by dialing 888.286.8010, access code 65379042.

About Bancorp

The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services both directly and through private-label affinity programs nationwide.  The Bancorp Bank’s regional community bank operations serve the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

Forward Looking Statements

Statements in this earnings release regarding The Bancorp, Inc.’s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. These statements may be identified by the use of forward-looking terminology, including but not limited to the words “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “estimate,” “continue,” or similar words.  For further discussion of the risks and uncertainties to which these forward-looking statements may be subject, see The Bancorp, Inc.’s filings with the SEC, including the “Risk Factors” sections of The Bancorp Inc.’s filings. These risks and uncertainties could cause actual results to differ materially from those projected in the forward-looking statements. The forward-looking statements speak only as of the date of this presentation. The Bancorp, Inc. does not undertake to publicly revise or update forward-looking statements in this presentation to reflect events or circumstances that arise after the date of this presentation, except as may be required under applicable law.

The Bancorp, Inc. Contact
Andres Viroslav
215-861-7990
aviroslav@thebancorp.com

	Three months ended		Year ended
	March 31,		December 31,
	2012	2011	2011
	(dollars in thousands except per share data)
Condensed income statement
Net interest income	$20,916	$18,198	$76,406
Provision for loan and lease losses	5,220	4,672	21,498
Non-interest income
Gain on sales of investment securities	-	-	759
Other than temporary impairment of investment securities	-	(75)	(75)
Other non-interest income	12,290	7,758	29,841
Total non-interest income	12,290	7,683	30,525
Non-interest expense
Losses and write downs on other real estate owned	1,451	52	555
Other non-interest expense	20,336	17,038	71,649
Total non-interest expense	21,787	17,090	72,204
Net income before income tax expense	6,199	4,119	13,229
Income tax expense	2,227	1,431	4,311
Net income	3,972	2,688	8,918
Less preferred stock dividends	-	-	-
Less preferred stock accretion	-	-	-
Net income available to common shareholders	$3,972	$2,688	$8,918

Basic earnings per share	$0.12	$0.10	$0.28

Diluted earnings per share	$0.12	$0.10	$0.28
Weighted average shares - basic	33,097,325	28,051,948	31,927,815
Weighted average shares - diluted	33,107,037	28,058,333	31,933,592

Balance sheet	March 31,	December 31,	September 30,	March 31,
	2012	2011	2011	2011
	(dollars in thousands)
Assets:
Cash and cash equivalents
Cash and due from banks	$142,123	$96,228	$259,116	$223,420
Interest earning deposits at Federal Reserve Bank	1,663,664	652,946	932,152	630,524
Total cash and cash equivalents	1,805,787	749,174	1,191,268	853,944

Investment securities, available-for-sale, at fair value	481,553	448,204	416,362	267,715
Investment securities, held-to-maturity	17,971	18,044	18,095	21,298
Federal Home Loan Bank & Atlantic Central Bankers Bank stock	4,836	5,088	5,354	5,928

Loans, net of deferred costs	1,748,867	1,744,828	1,715,648	1,636,253
Allowance for loan and lease losses	(31,500)	(29,568)	(27,671)	(25,802)
Loans, net of deferred costs	1,717,367	1,715,260	1,687,977	1,610,451
Premises and equipment, net	8,514	8,358	8,307	8,533
Accrued interest receivable	9,032	8,476	8,541	8,807
Intangible assets, net	7,754	8,004	8,254	8,754
Other real estate owned	7,726	7,405	6,415	3,379
Deferred tax asset, net	20,804	21,941	19,902	23,817
Other assets	22,703	20,727	22,538	24,071
Total assets	$4,104,047	$3,010,681	$3,393,013	$2,836,697

Liabilities:
Deposits
Demand (non-interest bearing)	$2,441,256	$1,424,913	$1,866,259	$1,412,656
Savings, money market and interest checking	1,302,538	1,222,368	1,171,349	1,105,226
Time deposits	20,637	25,528	25,552	1,397
Time deposits, $100,000 and over	9,447	9,742	10,341	11,830
Total deposits	3,773,878	2,682,551	3,073,501	2,531,109

Securities sold under agreements to repurchase	25,906	33,177	25,057	19,783
Accrued interest payable	129	123	113	149
Subordinated debenture	13,401	13,401	13,401	13,401
Other liabilities	12,500	9,950	12,262	14,654
Total liabilities	$3,825,814	$2,739,202	$3,124,334	$2,579,096

Shareholders' equity:
Common stock - authorized, 50,000,000 shares of $1.00 par value; 33,101,281 and 33,196,281 shares issued at March 31, 2012 and 2011, respectively	33,201	33,196	33,196	33,196
Treasury stock (100,000 shares)	(866)	(866)	-	-
Additional paid-in capital	242,661	241,997	241,473	240,640
Accumulated deficit	(5,305)	(9,277)	(12,565)	(15,507)
Accumulated other comprehensive (loss) gain	8,542	6,429	6,575	(728)
Total shareholders' equity	278,233	271,479	268,679	257,601

Total liabilities and shareholders' equity	$4,104,047	$3,010,681	$3,393,013	$2,836,697

Average balance sheet and net interest income	Three months ended March 31, 2012			Three months ended March 31, 2011
(dollars in thousands)	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans net of unearned discount	$1,733,736	$18,823	4.34%	$1,627,928	$18,260	4.49%
Leases - bank qualified*	10,439	189	7.24%	2,344	50	8.53%
Investment securities-taxable	369,921	3,190	3.45%	179,469	1,557	3.47%
Investment securities-nontaxable*	96,384	1,066	4.42%	77,592	1,011	5.21%
Interest earning deposits at Federal Reserve Bank	1,698,456	1,053	0.25%	833,085	515	0.25%
Net interest earning assets	3,908,936	24,321	2.49%	2,720,418	21,393	3.15%

Allowance for loan and lease losses	(30,638)			(24,811)
Other assets	229,504			292,667
	$4,107,802			$2,988,274

Liabilities and Shareholders' Equity:
Deposits:
Demand (non-interest bearing)**	$2,487,860	$412	0.07%	$1,647,682	$425	0.10%
Interest bearing deposits
Interest checking	804,788	1,582	0.79%	714,846	1,279	0.72%
Savings and money market	457,855	631	0.55%	321,472	797	0.99%
Time	31,355	97	1.24%	46,507	104	0.89%
Total interest bearing deposits	1,293,998	2,310	0.71%	1,082,825	2,180	0.81%
Total deposits	3,781,858	2,722	0.29%	2,730,507	2,605	0.38%

Short-term borrowings	-	-	0.00%	3,022	3	0.40%
Repurchase agreements	28,259	27	0.38%	17,030	16	0.38%
Subordinated debt	13,401	217	6.48%	13,401	215	6.42%
Net interest bearing liabilities	1,335,658	2,554	0.76%	1,116,278	2,414	0.87%
Total deposits and interest bearing liabilities	3,823,518	2,966	0.31%	2,763,960	2,839	0.41%

Other liabilities	10,598			9,435
Total liabilities	3,834,116			2,773,395

Shareholders' equity	273,686			214,879
	$4,107,802			$2,988,274
Net interest income on tax equivalent basis*		$21,355			$18,554

Tax equivalent adjustment		439			356

Net interest income		$20,916			$18,198
Net interest margin *			2.19%			2.73%

* Full taxable equivalent basis, using a 35% statutory tax rate.
** Non-interest bearing demand accounts are not paid interest. The amount shown as interest reflects the fees paid to affinity groups, which are based upon a rate index, and therefore classified as interest expense.

Allowance for loan and lease losses:	Three months ended		For year ended
	March 31,	March 31,	December 31,
	2012	2011	2011
	(dollars in thousands)

Balance in the allowance for loan and lease losses at beginning of period	$29,568	$24,063	$24,063

Loans charged-off:
Commercial	2,448	106	8,651
Construction	702	2,143	3,254
Lease financing	86	-	39
Residential mortgage	-	31	2,870
Consumer	172	668	1,280
Total	3,408	2,948	16,094

Recoveries:
Commercial	36	14	91
Construction	1	1	4
Lease financing	-	-	-
Residential mortgage	83	-	-
Consumer	-	-	6
Total	120	15	101
Net charge-offs	3,288	2,933	15,993
Provision charged to operations	5,220	4,672	21,498

Balance in allowance for loan and lease losses at end of period	$31,500	$25,802	$29,568
Net charge-offs/average loans	0.19%	0.18%	0.96%

Loan portfolio:	March 31,	December 31,	September 30,	March 31,
	2012	2011	2011	2011
	(dollars in thousands)

Commercial	$445,912	$450,411	$461,679	$430,081
Commercial mortgage (1)	617,871	609,487	577,237	601,046
Construction	248,232	246,611	242,806	202,105
Total commercial loans	1,312,015	1,306,509	1,281,722	1,233,232
Direct lease financing	130,321	129,682	129,400	107,624
Residential mortgage	94,438	96,110	96,139	94,682
Consumer loans and others	208,584	209,041	205,243	197,876
	1,745,358	1,741,342	1,712,504	1,633,414
Unamortized loan costs	3,509	3,486	3,144	2,839
Total loans, net of deferred loan costs	$1,748,867	$1,744,828	$1,715,648	$1,636,253

Supplemental loan data:
Construction 1-4 family	$85,461	$85,189	$91,783	$96,240
Commercial construction, acquisition and development	162,771	161,422	151,023	105,865
	$248,232	$246,611	$242,806	$202,105
(1) At March 31, 2012 our owner-occupied loans amounted to $144 million, or 23.3% of commercial mortgages.

Capital Ratios
	Tier 1 capital	Tier 1 capital	Total capital
	to average	to risk-weighted	to risk-weighted
	assets ratio	assets ratio	assets ratio

As of March 31, 2012
The Company	6.59%	14.94%	16.19%
The Bancorp Bank	5.41%	12.29%	13.54%
"Well capitalized" institution (under FDIC regulations)	5.00%	6.00%	10.00%

As of March 31, 2011
The Company	8.62%	15.33%	16.58%
The Bancorp Bank	6.00%	10.69%	11.94%
"Well capitalized" institution (under FDIC regulations)	5.00%	6.00%	10.00%

	Three months ended			Year ended
	March 31,		December 31,	December 31,
	2012	2011	2011	2011
Selected operating ratios:
Return on average assets	0.39%	0.36%	0.43%	0.31%
Return on average equity	5.84%	5.07%	4.84%	3.54%
Net interest margin	2.19%	2.73%	2.89%	2.96%
Efficiency ratio (1)	65.61%	66.03%	67.21%	67.96%
Book value per share	$8.41	$7.76	$8.18	$8.18

(1) Excluding the impact of the OREO losses in the first quarter of 2012 the efficiency ratio would have been 61.24%

	March 31,	December 31,	September 30,	March 31,
	2012	2011	2011	2011
Asset quality ratios:
Nonperforming loans to total loans (1)	1.42%	1.24%	1.33%	1.05%
Nonperforming assets to total assets (1)	0.79%	0.97%	0.86%	0.73%
Allowance for loan and lease losses to total loans	1.80%	1.69%	1.61%	1.58%

Nonaccrual loans	$20,929	$17,587	$17,201	$14,228
Other real estate owned	7,726	7,405	6,415	3,379
Total nonperforming assets	$28,655	$24,992	$23,616	$17,607

Loans 90 days past due still accruing interest	$3,914	$4,101	$5,550	$3,028
(1) Nonperforming loans are defined as nonaccrual loans and restructure loans. Loans 90 days past due and still accruing interest are also included in these ratios.